Albemarle Acquires Controlling Stake in Antioxidant Joint Ventures in China

BATON ROUGE, Louisiana—August 1, 2007— Albemarle Corporation (NYSE: ALB) has acquired a controlling interest in its two antioxidant joint ventures in China: Ningbo Jinhai Albemarle Chemical & Industry Co., Ltd. and Shanghai Jinhai Albemarle Fine Chemicals Co., Ltd. Albemarle’s ownership interest increased from 25 percent to 75 percent.

The “Jinhai Albemarle” joint ventures specialize in the manufacture and marketing of polymer antioxidants and associated intermediates, and currently supply antioxidants to many Chinese petrochemical companies. Albemarle also will use its global presence to increase exports from both joint venture plants to the growing regional and global plastics marketplace.

“This strategic acquisition provides Albemarle deeper vertical integration in polymer antioxidants and intermediates, and serves as a launching pad for continued growth both inside and outside of China,” said Scott Sutton, Albemarle Division Vice President of Stabilizers and Curatives.

Plastics processors worldwide use Albemarle’s ETHANOX® and ETHAPHOS® polymer antioxidants to help maintain the performance integrity and processing stability of polyolefin plastics, elastomers, adhesives and other materials. With a goal of being the “One Source for All Your Antioxidant Needs,”™ Albemarle has built a reputation for product quality, reliability and solid customer technical service.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for petroleum and petrochemical processing; transportation and industrial products; consumer electronics; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. To learn more about Albemarle visit http://www.albemarle.com/.

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ALBEMARLE, ETHANOX and ETHAPHOS are registered trademarks of Albemarle Corporation.

Albemarle Corporation

451 Florida St.

Baton Rouge, LA, USA

Tel: +1 (225) 388-7106

Media Contacts: Stephanie Dixon, (225) 388-7904, Stephanie_Dixon@albemarle.com; or René Milligan, (225) 388-7106, Rene_Milligan@albemarle.com

Investor Relations Contacts: Sandra Rodriguez, (225) 388-7654, Sandra_Rodriguez@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

451 Florida St.

Baton Rouge, LA, USA

Tel: +1 (225) 388-7106